Exhibit 99.1
TranS1 Inc. Announces Appointment of Dwayne Montgomery as Vice President of Sales
WILMINGTON, NC, March 18, 2010 (GLOBE NEWSWIRE) —TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing products that implement it’s proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, is pleased to announce the appointment of Dwayne Montgomery as Vice President of Sales.
“Dwayne is a significant addition to the TranS1 leadership team,” said Ken Reali, President and COO of TranS1. “His track record of success in medical device sales combined with his focus on execution and strong management skills will be invaluable as we grow our US sales network.”
Mr. Montgomery has nearly 20 years of sales leadership, general management and marketing experience with leading medical device and orthopedic companies. He joins TranS1 from ConMed Linvatec where he was most recently Vice President of Sales. Prior to Linvatec, Mr. Montgomery held positions at Smith & Nephew and Guidant.
“I am enthusiastic about the opportunity to join the TranS1 team,” commented Dwayne Montgomery, Vice President of Sales of TranS1, “I look forward to working with the sales management team to build a best in class sales organization as we grow our market penetration in minimally invasive spine surgery”
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.
CONTACT:
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.